SCHEDULE 14A
PROXY STATEMENT
Pursuant to Section 14(a) of the Securities and Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to ss.240.14a-12
TEXAS CAPITAL BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No:

(3)	Filing Party:

(4)	Date Filed:

April 9, 2009

Dear TCBI Shareholder:

I am pleased to present your Company’s 2008 annual report. Additionally, earnings releases, performance information and corporate governance may be found in the investor section of the Company’s website at www.texascapitalbank.com.

I would also like to invite you to attend the Annual Meeting of Shareholders of Texas Capital Bancshares, Inc., the holding company for Texas Capital Bank, National Association:

Tuesday, May 19, 2009
10:00 a.m.
2000 McKinney Avenue, 7th Floor
Dallas, Texas 75201
214.932.6600

The attached Notice of Annual Shareholders’ Meeting describes the formal business to be transacted at the Annual Meeting. Certain directors and officers will be present at the meeting and will be available to answer any questions you may have.

On behalf of the board of directors and all the employees of Texas Capital Bancshares, Inc., and its operating entities, thank you for your continued support.

Sincerely,

George F. Jones, Jr
President and Chief Executive Officer

TEXAS CAPITAL BANCSHARES, INC.
2000 McKinney Avenue
7th Floor
Dallas, Texas 75201

NOTICE OF ANNUAL STOCKHOLDERS’ MEETING
To be held May 19, 2009

NOTICE IS HEREBY GIVEN that the annual stockholders’ meeting (the “Annual Meeting”) of Texas Capital Bancshares, Inc. (the “Company”), a Delaware corporation, and the holding company for Texas Capital Bank, National Association, will be on Tuesday, May 19, 2009, at 10:00 a.m. at the offices of the Company located at 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201.

In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders on the Internet. You will not receive a printed copy of the proxy materials, unless specifically requested. The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet.

The Annual Meeting is for the purpose of considering and voting upon the following matters:

1.	election of eleven (11) directors for terms of one year each or until their successors are elected and qualified, and

2.	approval, on an advisory basis, of the compensation of the Company’s executives named and described in the proxy statement, and

3.	to transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Information about the matters to be acted upon at the Annual Meeting is set forth in the accompanying proxy statement.

Stockholders of record at the close of business on March 31, 2009 are the only stockholders entitled to notice of and to vote at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether you expect to attend the Annual Meeting or not, please vote your shares as set forth in the Notice of Internet Availability of Proxy Materials. If you attend the Annual Meeting, you may vote your shares in person, even though you have previously voted your proxy on the Internet.

By order of the board of directors,

George F. Jones, Jr
President and Chief Executive Officer

April 9, 2009
Dallas, Texas

PROXY STATEMENT

TEXAS CAPITAL BANCSHARES, INC.
2000 McKinney Avenue
7th Floor
Dallas, Texas 75201

PROXY STATEMENT
FOR THE ANNUAL STOCKHOLDERS’ MEETING
ON MAY 19, 2009

MEETING INFORMATION

This proxy statement is being furnished to the stockholders of Texas Capital Bancshares, Inc. (the “Company”) on or about April 9, 2009, in connection with the solicitation of proxies by the board of directors to be voted at the annual stockholders’ meeting (the “Annual Meeting”). The Annual Meeting will be held on May 19, 2009, at 10:00 a.m. at the offices of the Company located at 2000 McKinney, 7th Floor, Dallas, Texas 75201. The Company is the parent corporation of Texas Capital Bank, National Association (the “Bank”).

In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders on the Internet. You will not receive a printed copy of the proxy materials, unless specifically requested. The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet.

The purpose of the Annual Meeting is to consider and vote upon:

1.	election of eleven (11) directors for terms of one year each or until their successors are elected and qualified, and

2.	approval, on an advisory basis, of the compensation of the Company’s executives named and described in the proxy statement, and

3.	to transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

RECORD DATE AND VOTING SECURITIES

You are entitled to one vote for each share of voting common stock you own.

Only those stockholders that owned shares of the Company’s voting common stock on March 31, 2009, the record date established by the board of directors, will be entitled to vote at the Annual Meeting. At the close of business on the record date, there were 31,014,158 shares of voting common stock outstanding held by 404 identified holders.

QUORUM AND VOTING

In order to have a quorum to transact business at the Annual Meeting, at least a majority of the total number of issued and outstanding shares of common stock must be present at the Annual Meeting, in person or by proxy. If there are not sufficient votes for a quorum or to approve any proposal at the time of the Annual Meeting, the board of directors may postpone or adjourn the Annual Meeting in order to permit the further solicitation of proxies. Abstentions and broker non-votes will be counted toward a quorum but will not be counted in the votes for each of the proposals presented at the Annual Meeting. Assuming a quorum is present, abstentions and broker non-votes will have no effect on the election of directors or the advisory proposal on compensation of the Company’s executives. A broker non-vote occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. A broker will have discretionary voting power with respect to both proposals set forth herein.

SOLICITATION OF PROXIES

It is important that you are represented by proxy or are present in person at the Annual Meeting. The Company requests that you vote your shares by following the instructions as set forth in the Notice of Internet Availability of Proxy Materials. Your proxy will be voted in accordance with the directions you provide.

Other than the election of eleven (11) directors and the advisory proposal regarding compensation, the Company is not aware of any additional matters that will be presented for consideration at the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, your proxy will be voted in the discretion of the proxy holder.

You may revoke your proxy at any time prior to its exercise by:

1. filing a written notice of revocation with the secretary of the Company,

2. delivering to the Company a duly executed proxy bearing a later date, or

3.	attending the Annual Meeting, filing a notice of revocation with the secretary and voting in person.

The Company’s board of directors is making this solicitation and the Company will pay the costs of this proxy solicitation. The directors, officers and regular employees of the Company and the Bank may also solicit proxies by telephone or in person but will not be paid additional compensation to do so.

PROPOSALS FOR STOCKHOLDER ACTION

Election of Directors

The Company currently has twelve (12) directors on the board of directors and eleven (11) have been nominated for re-election. Directors serve a one-year term or until their successors are elected and qualified. All of the nominees below currently serve as a director and have indicated their willingness to continue to serve as a director if elected. However, if any of the nominees is unable or declines to serve for any reason, your proxy will be voted for the election of a substitute nominee selected by the proxy holders.

Nominees

At the Annual Meeting, the stockholders will elect eleven (11) directors. The board of directors recommends a vote FOR each of the nominees set forth below:

Name	Age	Position

J.R. Holland, Jr	65	Director; Chairman of the Board
George F. Jones, Jr.	65	Director; President and Chief Executive Officer; Chief Executive Officer of Texas Capital Bank, N.A.
Peter B. Bartholow	60	Director; Chief Financial Officer
Joseph M. (Jody) Grant	70	Director
Frederick B. Hegi, Jr.	65	Director
Larry L. Helm	61	Director
W. W. McAllister III	67	Director
Lee Roy Mitchell	72	Director
Steven P. Rosenberg	50	Director
Robert W. Stallings	59	Director
Ian J. Turpin	64	Director

J. R. Holland, Jr. has been a director since June 1999 and has served as Chairman since May 2008. He has served as the President and Chief Executive Officer of Unity Hunt, Inc., a diversified holding company, since 1991. He has also served as Trustee of the Lamar Hunt Trust Estate since 1991. Mr. Holland currently serves on the board of directors of Placid Holding Company and National CineMedia, Inc.

George F. Jones, Jr. has served as Chief Executive Officer since May 2008 and President since 2007. He also served as the Chief Executive Officer of the Bank since its inception in December 1998 and has served as President of the Bank from December 1998 to October 2008.

Peter B. Bartholow has served as the Chief Financial Officer since October 2003.

Joseph M. (Jody) Grant became Chairman Emeritus and Senior Executive Advisor in May 2008. He previously served as Chairman of the Board and Chief Executive Officer since the Company commenced operations in 1998.

Frederick B. Hegi, Jr. has been a director since June 1999. He has been a partner of Wingate Partners, an investment company, since he co-founded it in 1987. Mr. Hegi currently serves as Chairman of the board of directors of United Stationers, Inc. and as a director of Drew Industries Incorporated.

Larry L. Helm has been a director since January 2006.  He has served as executive vice president-finance and administration of Petrohawk Energy Corporation, a company engaged in the acquisition, development, production and exploration of natural gas and oil properties located in North America since 2004. Prior to joining Petrohawk, Mr. Helm spent 14 years with Bank One, most notably as Chairman and CEO of Bank One Dallas.

W. W. McAllister III has been a director since June 1999. He is a private investor.

Lee Roy Mitchell has served as a director since June 1999. He has served as Chairman of the board of directors and Chief Executive Officer of Cinemark USA, Inc., a movie theater operations company, since 1985.

Steven P. Rosenberg has served as a director since September 2001. He is President of SPR Ventures, Inc., a private investment company, and President of SPR Packaging LLC, a manufacturer of flexible packaging for the food industry.

Robert W. Stallings has served as a director since August 2001. He has also served as Chairman of the board of directors and Chief Executive Officer of Stallings Capital Group, an investment company, since March 2001. He is currently Executive Chairman of the Board of Gainsco, Inc, a property and casualty insurance company.

Ian J. Turpin has been a director since May 2001.  Since 1992, he has served as President and director of The LBJ Holding Company and various companies affiliated with the family of the late President of the United States, Lyndon B. Johnson, which are involved in radio, real estate, private equity investments and managing diversified investment portfolios.

The board of directors recommends a vote FOR the election of each of the nominees.

Approval of Compensation of the Company’s executives, on an Advisory Basis

In connection with the requirements of the American Recovery and Reinvestment Act of 2009 (the “ARRA”), all institutions that participated in the TARP Capital Purchase Program must include a non-binding stockholder advisory vote on executive compensation. The Company is including in its annual proxy statement the proposal for approval of compensation. Commonly known as a “say on pay”, the proposal gives stockholders an opportunity to vote on the compensation of the named executives of the Company through the following resolution.

“Resolved, that the stockholders approve the compensation of the Company’s named executives as outlined in the Summary Compensation Table of the proxy statement, including the Compensation Discussion and Analysis, the Executive Compensation tables and the related disclosures included in the proxy statement.”

The ARRA notes that this advisory stockholder vote is not binding on the board of directors of the Company, and may not be construed as overruling a decision by the board, nor create or imply any additional fiduciary duty by such board, nor be construed to restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation.

The board of directors recommends a vote FOR the approval of executive compensation.

Other Matters

The Company does not currently know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, the proxy holders will vote your proxy in their discretion on such matters.

BOARD AND COMMITTEE MATTERS

Board of Directors

The business affairs of the Company are managed under the direction of the board of directors. The board of directors meets on a regularly scheduled basis during the fiscal year of the Company to review significant developments affecting the Company and to act on matters requiring approval by the board of directors. It also holds special meetings as required from time to time when important matters arise, requiring action between scheduled meetings. The board of directors had six regularly scheduled meetings and six special meetings during the 2008 fiscal year. Each of the Company’s directors participated in at least 75% of the meetings of the board of directors and the committees of the board on which he served during 2008.

Director Independence

The board of directors has determined that each director other than Joseph M. Grant, George F. Jones, Jr., and Peter B. Bartholow qualifies as an “Independent Director” as defined in the Nasdaq Stock Market listing standards and as further defined by recent statutory and rule changes.

Committees of the Board of Directors and Meeting Attendance

The board of directors had three standing committees during 2008.

•	Governance and Nominating Committee. The Governance and Nominating Committee has the power to act on behalf of the board of directors and to direct and manage the business and affairs of the Company whenever the board of directors is not in session. Governance and Nominating Committee members are J. R. Holland, Jr. (Chairman), Frederick B. Hegi, Jr., and Robert W. Stallings. The Committee evaluates and recommends candidates for election as directors, makes recommendations concerning the size and composition of the board of directors, develops and implements the Company’s corporate governance policies, develops specific criteria for director independence and assesses the effectiveness of the board of directors. Each member of the Committee is an independent director. The Company’s board of directors has adopted a charter for the Governance and Nominating Committee. A current copy of the charter is available on the Company’s website at www.texascapitalbank.com. During 2008, the Governance and Nominating Committee met sixteen times. During 2008, the Governance and Nominating Committee acted as the Pricing Committee for the private placement of 4 million shares of the Company’s common stock in September 2008. One of the sixteen meetings noted above was a pricing meeting.

In evaluating and determining whether to nominate a candidate for a position on the Company’s board of directors, the Governance and Nominating Committee considers high professional ethics and values, relevant management experience and a commitment to enhancing stockholder value. In evaluating candidates for nomination, the Committee utilizes a variety of methods. The Committee regularly assesses the size of the board of directors, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the board of directors. Candidates may come to the attention of the Committee from current directors, stockholders, professional search firms, officers or other persons. The Committee will review all candidates in the same manner regardless of the source of the recommendation.

•	Audit Committee. The Company has an Audit Committee comprised of independent directors that reviews the professional services and independence of the Company’s independent registered public accounting firm and its accounts, procedures and internal controls. The board of directors has adopted a written charter for the Audit Committee. A current copy of the charter is available on the Company’s website at www.texascapitalbank.com. The Audit Committee recommends to the board of directors the firm selected to be the Company’s independent registered public accounting firm and monitors the performance of such firm, reviews and approves the scope of the annual audit, reviews and evaluates with the independent registered public accounting firm the Company’s annual audit and annual consolidated financial statements. The Committee reviews with management the status of internal accounting controls, evaluates problem areas having a potential financial impact on the Company that may be brought to its attention by management, the independent registered public accounting firm or the board of directors, and evaluates all of the Company’s public financial reporting documents. The Committee also directs the activities of the Company’s risk management committee which is comprised of key members of management, including the CEO, CFO, President of the Bank and others with responsibility for credit policy and operations. The Audit Committee is comprised of three Independent directors: W. W. McAllister III (Chairman), Steven P. Rosenberg, and Ian J. Turpin. During 2008, the Audit Committee met eight times.

Audit Committee Financial Expert.  The board of directors has determined that each of the three audit committee members is financially literate under the current listing standards of Nasdaq. The board of directors also determined that all three members qualify as “audit committee financial experts” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

•	Human Resources Committee. The Human Resources Committee (“HR Committee”) is empowered to advise management and make recommendations to the board of directors with respect to the compensation and other employment benefits of executive officers and key employees of the Company. The Human Resources Committee also administers the Company’s long-term incentive stock plans for officers and key employees and the Company’s incentive bonus programs for executive officers and employees. A copy of the HR Committee Charter is available on the Company’s website at www.texascapitalbank.com. The HR Committee members are Frederick B. Hegi, Jr. (Chairman), Lee Roy Mitchell, Steven P. Rosenberg, and John C. Snyder. During 2008, the Human Resources Committee met nine times.

Communications With the Board

Stockholders may communicate with the board of directors, including the non-management directors, by sending an e-mail to bod@texascapitalbank.com or by sending a letter to the board of directors, c/o Corporate Secretary, 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201. The Corporate Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit your correspondence to the Chairman of the board or to any specific director to whom the correspondence is directed.

Report of the Audit Committee

The Audit Committee’s general role as an audit committee is to assist the board of directors in overseeing the Company’s financial reporting process and related matters. Each member of the Audit Committee is “Independent” as defined in Rule 4200(a)(14) of the listing standards of the Nasdaq Stock Market, Inc.

The Audit Committee has reviewed and discussed with the Company’s management and the Company’s independent registered public accounting firm the audited financial statements of the Company contained in the Company’s Annual Report to Stockholders for the year ended December 31, 2008.

The Audit Committee has also discussed with the Company’s independent registered public accounting firm the matters required to be discussed pursuant to SAS 61 (Communication with Audit Committees). The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP such independent registered public accounting firm’s independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by Ernst & Young LLP is compatible with maintaining their independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission.

This report is submitted on behalf of the Audit Committee.

W. W. McAllister III, Chairperson
Steven P. Rosenberg
Ian J. Turpin

Code of Business Conduct and Ethics

The Company has adopted a code of business conduct and ethics that applies to all its employees, including its chief executive officer, chief financial officer and controller. The Company has made the code of conduct available on its website at www.texascapitalbank.com.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 31, 2009 concerning the beneficial ownership of the Company’s voting common stock by: (a) each director, director nominee and executive officer, (b) each person the Company knows to beneficially own more than 5% of the issued and outstanding shares of a class of common stock, and (c) all of the Company’s executive officers and directors as a group. The persons named in the table have sole voting and investment power with respect to all shares they owned, unless otherwise noted. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options, RSUs, or SARs held by that person that are currently exercisable or will become exercisable within 60 days after March 31, 2009 are deemed exercised and outstanding, while these shares are not deemed exercised and outstanding for computing percentage ownership of any other person.

	Number of Shares of		Percent of Shares
	Common Stock		of Common Stock
Name(1)	Beneficially Owned		Outstanding**

Peter B. Bartholow	88,998	(2)		*
C. Keith Cargill	121,327	(3)		*
Joseph M. (Jody) Grant	596,066	(4)	1.92%
Frederick B. Hegi, Jr.	226,093	(5)		*
Larry L. Helm	2,100	(6)		*
J. R. Holland, Jr.	291,636	(7)		*
George F. Jones, Jr.	164,441	(8)		*
W. W. McAllister III	52,600	(9)		*
Lee Roy Mitchell	228,818	(10)		*
Steven P. Rosenberg	48,600	(11)		*
John C. Snyder	196,600	(12)		*
Robert W. Stallings	20,600	(13)		*
Ian J. Turpin	99,617	(14)		*
T. Rowe Price Associates, Inc.	3,056,200	(15)	9.86%
Sandler O’Neill Asset Management, LLC	1,580,000	(16)	5.10%
All 13 officers and directors and 5% owners as a group	6,773,696		21.84	%**

*	Less than 1% of the issued and outstanding shares of the class.

**	Percentage is calculated on the basis of 31,014,158 shares, the total number of shares of voting common stock outstanding on March 31, 2009.

(1)	Unless otherwise stated, the address for each person in this table is 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201.

(2)	Includes 38,000 shares held by Mr. Bartholow and 50,000 shares of common stock that may be acquired upon exercise of options. Also includes 998 shares of vested restricted stock units. Does not include 2,633 vested SARs as the exercise price is greater than the current market price.

(3)	Includes 49,044 shares held by Mr. Cargill and 71,476 shares held by Cargill Lakes Partners, Ltd. Mr. Cargill is the President of Cargill Lakes Partners’ general partner, Cargill Lakes, Inc. Includes 807 shares of vested restricted stock units. Does not include 2,128 vested SARs as the exercise price is greater than the current market price.

(4)	Includes 557,753 shares held by Mr. Grant. Also includes 37,550 shares which are currently held in irrevocable trusts and of which Mr. Grant disclaims beneficial ownership. Also includes 763 shares of vested restricted stock units. Does not include 10,064 vested SARs as the exercise price is greater than the current market price.

(5)	Includes 137,132 shares held by Valley View Capital Corp. Retirement Savings Trust for the benefit of Mr. Hegi, 24,252 shares held by the F.B. Hegi Trust of which Mr. Hegi is the beneficiary, and 44,409 shares held directly by Mr. Hegi. Also includes 20,000 shares that may be acquired upon exercise of options and 300 shares of vested restricted stock units. Does not include 2,200 vested SARs as the exercise price is greater than the current market price.

(6)	Includes 1,800 shares owned personally by Mr. Helm and 300 shares of vested restricted stock units. Does not include 2,200 vested SARs as the exercise price is greater than the current market price.

(7)	Includes 271,036 shares held by Lamar Hunt Trust Estate of which Mr. Holland is the Trustee. Also includes 300 shares held by Hunt Capital Group, LLC of which Mr. Holland is President and Chief Executive Officer and 20,000 shares that may be acquired upon exercise of options that are issued in the name of Hunt Capital Group, LLC. Also includes 200 shares of vested restricted stock units that are issued in the name of Hunt Capital Group, LLC and 100 shares of vested restricted stock units issued in the name of Lamar Hunt Trust Estate. Does not include 2,200 vested SARs as the exercise price is greater than the current market price.

(8)	Includes 146,818 shares held by G & M Partners Ltd., of which Mr. Jones is the Managing General Partner, and 16,455 shares held directly by Mr. Jones. Also includes 1,168 shares of vested restricted stock units. Does not include 3,082 vested SARs as the exercise price is greater than the current market price.

(9)	Includes 32,300 shares held directly by Mr. McAllister and 20,000 shares that may be acquired upon the exercise of options. Also includes 300 shares of vested restricted stock units. Does not include 2,200 vested SARs as the exercise price is greater than the current market price.

(10)	Includes 208,218 shares held by T&LRM Family Partnership Ltd. Mr. Mitchell is the Chief Executive Officer of PBA Development, Inc., which is the general partner of T&LRM and 300 shares owned personally by Mr. Mitchell. Also includes 20,000 shares that may be acquired upon exercise of options, and 300 shares of vested restricted stock units. Does not include 2,200 vested SARs as the exercise price is greater than the current market price.

(11)	Includes 28,300 shares held by Mr. Rosenberg and 20,000 shares that may be acquired upon exercise of options, and 300 shares of vested restricted stock units. Does not include 2,200 vested SARs as the exercise price is greater than the current market price.

(12)	Includes 50,000 shares held by Snyder Family Investments, L.P., of which Snyder Operating Company LLC is the general partner. Mr. Snyder is the President of Snyder Operating Company LLC. Also, includes 66,000 shares of common stock, held by the NTS/JCS Charitable Remainder Unitrust, of which Mr. Snyder is the trustee. Also includes 60,000 shares of common stock, held by the Nancy and John Snyder Foundation. Mr. Snyder disclaims beneficial ownership of the shares held by the Nancy and John Snyder Foundation. Includes 300 shares owned personally by Mr. Snyder, 20,000 shares that may be acquired upon exercise of options, and 300 shares of vested restricted stock units. Does not include 2,200 vested SARs as the exercise price is greater than the current market price.

(13)	Includes 300 shares of common stock and 20,000 shares that may be acquired upon exercise of options, and 300 shares of vested restricted stock units. Does not include 2,200 vested SARs as the exercise price is greater than the current market price.

(14)	Includes 10,300 shares held by Mr. Turpin and 69,017 shares held by his spouse, Luci Baines Johnson. Also includes 20,000 shares that may be acquired upon exercise of options, and 300 shares of vested restricted stock units. Does not include 2,200 vested SARs as the exercise price is greater than the current market price.

(15)	These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(16)	These securities are owned by various individual and institutional investors for which Sandler O’Neill Asset Management, LLC serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Sandler O’Neill Asset Management, LLC is deemed to be a beneficial owner of such securities; however, Sandler O’Neill Asset Management, LLC expressly disclaims that it is, in fact, the beneficial owner of such securities.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis addresses the aspects of our compensation programs and explains our compensation philosophy, policies and practices with respect to our chief executive officer, chief financial officer, president, and chief lending officer, which are collectively referred to as our named executive officers.

Oversight of Executive Compensation Program

The Human Resources Committee of our board of directors oversees our executive compensation programs. Each member of the HR Committee is an “independent director” as defined in Rule 4200(a)(14) of the Nasdaq Stock Market, Inc. The HR Committee has developed and applied a compensation philosophy that focuses on a combination of incentive compensation, in both cash and equity-linked programs, which is directly linked to performance and creation of stockholder value, coupled with a competitive level of base compensation. The objective for the named executives, relationship managers and key management is to have a substantial portion of total compensation derived from performance-based incentives.

The HR Committee works diligently throughout the year in its conferences, formal meetings, discussions with consultants, interaction with management and review of materials developed for it. The HR Committee works very closely with executive management, primarily our chief executive officer (“CEO”), in assessing the appropriate compensation approach and levels. The HR Committee is empowered to advise management and make recommendations to the board of directors with respect to the compensation and other employment benefits of executive officers and key employees of the Company. The HR Committee also administers the Company’s long- term compensation plans for executive officers and key employees and the Company’s incentive bonus programs for executive officers and employees.

The HR Committee regularly reviews the Company’s compensation programs to ensure that remuneration levels and incentive opportunities are competitive and reflect performance. Factors taken into account in assessing the compensation of individual officers include the officer’s performance and contribution to the Company, experience, strategic impact, external equity or market value, internal equity or fairness, and retention priority. The various components of the compensation programs for executive officers are discussed below in the Executive Compensation Program Overview.

Objectives of Executive Compensation

We seek to provide a compensation package for our named executive officers that is driven primarily by the overall financial performance of the Company. We believe that the performance of each of the executives impacts our overall, long-term profitability and therefore have the following goals for compensation programs impacting the named executive officers of the Company:

•	to provide motivation for the named executive officers and to enhance stockholder value by linking their compensation to the value of our common stock;

•	to retain the executive officers, relationship managers, and key management who lead the Company and the Bank;

•	to allow the Company and the Bank to attract highly qualified executive officers in the future by providing total compensation opportunities consistent with those provided in the industry and commensurate with the Company’s business strategy and performance objectives; and

•	to maintain reasonable “fixed” compensation costs by targeting base salaries at a competitive average.

Role of the Consultant

During 2008, the HR Committee engaged the services of an independent, executive compensation consulting firm, Longnecker and Associates (“L&A”), to assist the HR Committee in its review of total direct compensation and and contract provisions for the CEO, CFO and President of the Bank, as well as other senior executives for whom contracts were subject to review and renewal. L&A only provides executive compensation consulting services under the direction of the HR Committee and does not provide any additional services to the Company.

Market Competitive Analysis Methodology

L&A provided the HR Committee with a market competitive executive compensation analysis for the named executive officers including: base salary, annual incentives and long-term incentives.

This analysis was performed by utilizing two primary sources of information: 1) peer company proxy statements and 2) published survey sources. Each of the two primary sources were weighted 50% to create a market 50th and 75th percentile for comparison purposes.

Peer Company Proxy Data.  The HR Committee and L&A, with input from the Company’s management established a list of eleven high performance peer companies which historically had records of high performance for 2008 comparison purposes. The following companies were selected based upon long-term performance, asset size, market capitalization size and business operations in commercial banking and financial services (in millions):

	Total Assets	Market Cap
	as of	as of
Company Name	12/31/08	March 2009

Amegy Bank(1)	$12,354	N/A
Boston Private Financial Holdings	7,266	$223.76
Hancock Holding Company	7,167	994.80
IberiaBank Corporation	5,583	609.21
Pinnacle Financial Partners	4,754	568.97
PrivateBancorp, Inc.	10,040	458.39
Renasant Corporation	3,716	264.61
Sterling Bancshares, Inc.	5,080	478.87
SVB Financial Group	10,023	658.57
Taylor Capital Group, Inc.	4,389	49.47
Wintrust Financial Corporation	10,658	292.21
Texas Capital Bancshares, Inc.	5,140	348.86

(1)	Amegy Bank is part of Zion Bancorporation and is not a separately reporting entity for SEC purposes but the Company has used the compensation information for the Amegy executives that is included in the Zion’s proxy. Total assets are as reported in the call report for Amegy Bank.

Published Survey Data.  L&A relied upon published survey information provided by recognized sources including the Economic Research Institute, Watson Wyatt, William Mercer, and World at Work. L&A procured market competitive compensation for the respective named executive officers from these survey sources based upon banking and financial service companies with comparable asset sizes.

Summary

According to information provided to the HR Committee by its independent compensation consultant, the amount of the Company’s compensation paid to its executive officers during 2008 was competitive. In view of the Company’s competitive performance, turnover of key employees and historical earnings levels and growth in earnings, the HR Committee believes that the Company’s current executive compensation philosophy and practices are successful in providing stockholders with talented, dedicated executive officers at competitive compensation levels.

Executive Compensation Program Overview

The executive compensation package available to our named executive officers is comprised of:

•	base salary;
•	annual incentive compensation;
•	long-term incentive compensation, including SARs, Performance SARs (“PSARs”) and RSUs; and
•	other welfare and health benefits.

Base Salary

Base salary is designed to provide competitive levels of base compensation to our executives and be reflective of their experience, duties and scope of responsibilities. We pay competitive base salaries required to recruit and retain executives of the quality that we must employ to ensure the success of our Company. Base salaries for the named executive officers are not always adjusted on an annual basis. As a result of the study performed by L&A as described in the Compensation Consultants section, salaries for the CEO, CFO, and President of the Bank were increased in October 2008. Previously, they were adjusted in October 2007, but were not adjusted during 2006. The HR Committee determines, and recommends to the Board, the appropriate level and timing of increases in base compensation for the CEO and the other named executive officers upon consideration of the recommendation of the CEO with respect to the other named executives. Based on the evaluation conducted by L&A, the HR Committee recommended and the Board approved increases in annual base compensation, effective in October 2008, annual salaries are as follows: Jones $405,000 (increasing to $500,000 on March 1, 2009 and $600,000 on March 1, 2010), Bartholow $325,000, and Cargill $300,000 based on competitive data provided by the compensation consultants, bank performance, and the time period since the last salary adjustment. Under the terms of the contracts discussed below annual base salaries for Messrs. Bartholow and Cargill are not subject to review until March 2010.

In making determinations of salary levels for the named executives, the HR Committee considers the entire compensation package for executive officers, including the equity compensation provided under long-term compensation plans. The Company intends for the salary levels to be consistent with competitive practices of comparable institutions and each executive’s level of responsibility. The HR Committee determines the level of any salary increase after reviewing:

•	the qualifications, experience and performance of the executive officers;

•	the compensation paid to persons having similar duties and responsibilities in other competitive institutions; and

•	the nature of the Bank’s business, the complexity of its activities and the importance of the executives’ experiences to the success of the business.

The HR Committee reviewed a survey of compensation paid to executive officers performing similar duties for depository institutions and their holding companies and considered compensation levels applicable to executives in non-bank financial and professional services companies. The HR Committee reviews and adjusts the base salaries of the Company’s executive officers when deemed appropriate.

Annual Incentive Compensation

Annual incentive compensation is designed to provide competitive levels of compensation based on experience, duties and scope of responsibilities. In addition, our annual incentive program is designed to ensure that variable compensation based on the Company’s profitability is a significant component of total cash compensation for the named executives. The HR Committee uses the annual incentive compensation to motivate and reward the named executive officers for achievement of strategic, business and financial objectives.

Pursuant to the cash incentive program developed by the Company and approved by the HR Committee, the Company establishes a bonus pool each year, and the size of the pool is derived as a percentage of the Company’s pre-tax income. The bonus pool is generally 11 — 13% of pre-tax pre-bonus income but may vary depending on number of additional participants, amounts guaranteed to new officers and other factors. The amount of the incentive pool is incorporated in the annual business and financial plan approved by the board of directors and is adjusted during the year, based on actual results compared to the approved financial plan. After verification of final results, the total pool and allocation of dollars in the pool are approved by the HR Committee. The pool is allocated among three distinct groups: the named executive officers, relationship managers generally responsible for lending and other service offerings, and key management, which includes persons who oversee and provide critical support in such areas as finance, operations, funding, investments and credit policy. Executive management determines allocations within production and key management groups pursuant to the approved program. Generally, the portion of the incentive pool allocated to executives is approximately 10 — 15% of the total pool. The CEO submits recommendations for incentive compensation for the named executive officers other than the CEO. The HR Committee determines the incentive payment for the CEO and considers the recommendation of the CEO in its final determinations of awards to be paid to the other named executives. Amounts approved by the HR Committee have generally been based on the allocation of the total amount available to executives proportionate to the base compensation of the executives.

In determining awards of annual cash incentives the HR Committee considers the entire compensation package of each of the executive officers. The bonus awards are intended to be consistent with each executive officer’s level of responsibility, competitive practices of financial institutions with comparable business characteristics and interests of stockholders. The HR Committee met in February 2009 to determine bonus compensation paid to the executive officers of the Company and the Bank for 2008 performance and the amount of these bonuses paid to the named executive officers is set forth in the Summary Compensation Table.

Equity Awards

Equity awards for our executives are granted from our 2005 Long-Term Incentive Plan (the “2005 Plan”). The HR Committee grants awards under the 2005 Plan in order to align the interests of the named executive officers with our stockholders, and to motivate and reward the named executive officers to increase the stockholder value of the Company over the long term.

The 2005 Plan became effective on May 17, 2005 and will terminate on May 17, 2015. Employees (including any employee who is also a director), consultants, contractors and non-employee directors of the Company or its subsidiaries whose judgment, initiative and efforts contributed to or may be expected to contribute to the successful performance of the Company are eligible to participate in the 2005 Plan. The 2005 Plan provides for the grant of all equity awards to officers and directors; grants may include, but are not limited to, awards of SARs, PSARs, RSUs, options, and other performance awards. In addition, the HR Committee may grant other forms of awards payable in cash or common shares if the HR Committee determines that such other form of award is consistent with the purpose and restrictions of the 2005 Plan.

Certain RSU, SAR and PSAR grants were made in April 2006 and January 2007 to the named executive officers and are included in the compensation tables that follow this section. The HR Committee administers awards under the 2005 Plan, sets vesting criteria, establishes performance objectives and may amend the Plan in accordance with authority approved by stockholders.

Executive management and the HR Committee believe that stock ownership is a significant incentive in aligning the interests of employees and stockholders, building stockholder value and retaining the Company’s key employees.

Other Benefits

2006 Employee Stock Purchase Plan.  On January 17, 2006, the board of directors adopted the Company’s 2006 Employee Stock Purchase Plan (the “2006 ESPP”), which was approved by our stockholders at our 2006 annual meeting on May 16, 2006. The 2006 ESPP provides eligible employees of the Company (and its participating subsidiaries) with an incentive to advance the best interests of the Company and its subsidiaries by providing them a means of voluntarily purchasing common stock at a favorable price and upon favorable terms. We believe that the participants in the 2006 ESPP have an additional incentive to promote the success of the Company’s business by increasing their proprietary interest in the success of the Company. Participation in the 2006 ESPP is voluntary and dependent upon each eligible employee’s election to participate and his or her determination of the level of participation. We believe that the 2006 ESPP is a necessary tool to help us compete effectively. It has been and remains the policy of the Company that the named executive officers are not eligible to participate in the 2006 ESPP.

Retirement Savings Opportunity.  All employees may participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. Each employee may make before-tax contributions of up to 10% of their eligible compensation up to current Internal Revenue Service limits. We provide this 401(k) Plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. As of 2006, the HR Committee decided that the Company would match contributions made by our employees to the 401(k) Plan based upon a formula that considers the amount contributed by the respective employee and such employee’s tenure with the Company. We did not make, however, any discretionary contributions to the 401(k) Plan in the fiscal year ended December 31, 2006. We also do not provide an option for our employees to invest in our stock in the 401(k) Plan. Other than the 401(k) Plan, the Company currently does not provide or offer any retirement plans, such as defined benefit, defined contribution, supplemental executive retirement benefits, retiree medical or deferred compensation plans, to its employees or the named executive officers.

Health and Welfare Benefits.  All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance. We provide these benefits to meet the health and welfare needs of employees and their families.

Employment Agreements

In order to retain the Company’s senior executive officers, the HR Committee and board of directors of the Company determined it was in the best interests of the Company to enter into employment agreements with certain officers. The named executives first entered into employment contracts in 2002 and 2003, and amended and extended in December 2004. New contracts were executed effective December 31, 2008 (“2008 Agreements”) for Messrs. Jones, Bartholow, and Cargill. We entered into these agreements to ensure that the executives perform their respective roles for an extended period of time. In addition, we also considered the critical nature of each of these positions and our need to retain these executives when we committed to the agreements.

Each of the 2008 Agreements had an initial term of three years, subject to renewal, and has a compensation package that includes a base salary and participation in the annual incentive bonus plan for key executives. Each of the executives is also eligible to receive grants of equity-based incentive compensation under our 2005 Plan. During January 2009, equity awards under the 2005 Plan in the form of restricted stock units (“RSU’s”) were granted to Messrs. Jones, Bartholow, and Cargill of 73,565, 16,720, and 31,344, respectively. Vesting of 2/3 of the RSU’s is based on certain stock price targets or cliff vesting at December 31, 2013. Vesting of the remaining 1/3 is annually over four years.

The employment agreements also provide for severance payments to the executive upon termination of his employment by us on 30 days notice without cause or termination by the executive for good reason. Upon termination without cause or upon resignation for good reason, the executive is entitled to receive the following severance payments and benefits:

•	a cash payment equal to the greater of the executive’s base salary remaining in the executive’s employment term or 12 months salary, paid in 12 equal monthly installments;

•	an amount equal to the average annual cash bonus paid to the executive for the two years preceding his termination, paid in 12 equal installments, and

•	continued medical insurance benefits, at the Company’s expense, for a period of twelve months.

•	If a change in control, and an executive subsequently is terminated either (1) by the Company or the successor entity without cause or (2) by the executive for good reason, during the period beginning 90 days before and ending 18 months after, the change of control event, (i) Mr. Jones is entitled to receive a lump sum payment equal to 2.99 times of his average base salary and the average of any incentives paid to Mr. Jones during two years preceding the change of control and (ii) each other executive is entitled to receive a lump sum payment equal to 2.5 times of the executive’s average base salary and the average of any bonuses paid to such executive during the two years preceding the change of control. This change of control payment is in lieu of any other amounts to which the executive would be entitled under his employment agreement. In addition, the executive will receive, for 24 months following his termination, continued health and welfare benefits no less favorable than the benefits to which he was entitled prior to the change of control, as well as payment of accrued vacation, sick leave, unreimbursed expenses and any amounts due the executive under any Company benefit plan.

•	If any amount paid or distributed to the executive in connection with the change of control is subject to excise tax, the executive shall be entitled to receive an additional “gross-up” payment in the amount equal to 50% of the amount equal to the excise tax after payment of all taxes. If the consideration received by stockholders of the Company in connection with the change of control is greater than $22.50 per share, the applicable percentage will be increased incrementally on a linear basis for each increase between $22.50 up to $25.00, such that if the price per share is $25.00 or greater, the applicable percentage would be 100%.

As a means of providing protection to the Company’s stockholders, under certain adverse condition such as dissolution, bankruptcy, or any distressed sale of the Company’s assets or stock, the above described payments would not occur, except for the cash payment related to the executive’s base salary in the case of termination without cause or termination by the executive for good reason which would be reduced to 6 months base salary.

The employment agreements contain other terms and conditions, including a 12 month non-solicitation provision, confidentiality obligations and restrictions on each executive’s ability to be engaged or involved in a competing state or national bank with a principal place of business in Texas, New Mexico, Oklahoma, or Louisiana during his employment and for the 12 month period following his termination or resignation.

In connection with Joseph M. Grant’s transition from Chairman and CEO to Chairman Emeritus and Senior Executive Advisor effective immediately following the 2008 Annual Meeting of Stockholders, a new agreement was entered into as of April 8, 2008. The terms of the agreement call for an employment period from that date through November 18, 2009 during which time Mr. Grant will be paid a monthly base salary of $29,583.33 (or $355,000 on an annual basis). In addition to the salary, Mr. Grant was entitled to a 2008 performance bonus, payable prior to March 15, 2009 equal to the average amount of the bonuses for the 2008 performance year paid to Messrs. Jones, Bartholow, and Cargill and a one-time bonus relating to the period he is employed by the company during 2009 equal to 87.5% of the average amount of the bonuses for the 2009 performance year paid to Messrs. Jones, Bartholow, and Cargill. From November 19, 2009 through January 31, 2013, Mr. Grant will be retained as a consultant at a consulting fee of $50,000 for each 12-month period, payable in bi-monthly payments. In addition, the 25,000 RSU’s granted in January 2007 vest in 4 years, 25% at December 31 in each of the following years with the first vesting occurring December 31, 2008 and subsequently in 2009, 2010, and 2011. In the case of a change in control prior to November 19, 2009, Mr. Grant would receive a $650,000 lump sum cash payment. In the case of termination without cause or termination with good reason, Mr. Grant would receive all the payments outlined above except the change in control payment of $650,000. The same terms apply with termination due to death and disability where the Company would pay all remaining payments due under the terms outlined above.

Indemnification Agreements

The Company has entered into indemnification agreements with each of its directors and officers, which may be broader than the specific indemnification provisions contained in its certificate of incorporation, bylaws or under Delaware law. These indemnification agreements may require the Company, among other things, to indemnify its officers and directors against liabilities that may arise by reason of their status or service as directors or officers. These indemnification agreements also may require the Company to advance any expenses incurred by the Company’s directors or officers as a result of any proceeding against them as to which they could be indemnified. As of the date of this filing, there is no pending litigation or proceeding involving any of the Company’s directors, officers, employees or agents in which indemnification by it is sought, nor is the Company aware of any threatened litigation or proceeding that may result in a claim for indemnification. The Company has purchased a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment in certain circumstances

Tax Implications of Executive Compensation

Under new Section 162(m)(5) of the Internal Revenue Code, added by the Emergnecy Economic Stabilization Act of 2008 as part of the TARP program, the amount of the Company’s federal tax deduction for compensation paid to each of its senior executive officers during the CPP period is reduced from $1 million to $500,000 annually and the exception for performance-based compensation is eliminated.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility and we reserve the right to maintain flexibility in how we compensate our executive officers that may result in limiting the deductibility of amounts of compensation from time to time.

TARP Capital Purchase Program Restrictions

Effective January 16, 2009, the Company participated in the U.S. Department of the Treasury’s Troubled Asset Relief Program (“TARP”). We received an investment of $75 million from the Treasury under the TARP Capital Purchase Program. As a recipient of TARP funds, the Company will fully comply with all applicable limitations under the compensation and related rules under the Capital Purchase Program and those to be adopted by the Treasury pursuant to the ARRA. As the Treasury has not, as of March 31, 2009, released interpretive regulations pursuant to ARRA, the impact of any future regulations or rulemaking on compensation programs described in this section is unknown.

As part of the ARRA, Section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”) was amended. As part of the amendment, all TARP recipients including participants in the Capital Purchase Program are required to meet certain executive compensation and corporate governance standards beyond those currently applicable to us. The amended Section 111 requires the Treasury standards to include certain matters, including limits on bonuses and incentive compensation, expanded “golden parachute” limitations and compensation “clawback” provisions for specified employees. The discussion in this section including tabular information is presented without giving effect to the changes already implemented as a result of our Capital Purchase Program participation or any changes that might be implemented in the future to comply with any new standards under ARRA. Thus, the payments described in this section are those that would be applicable if we were not subject to Capital Purchase Program restrictions. During the period we are subject to these restrictions, some of the payments to our named executive officers following a termination of employment might be reduced or eliminated, depending on the nature of the Treasury’s ultimate implementation of ARRA as well as the nature of the payment itself.

Report of the Human Resources Committee on the Compensation Discussion and Analysis

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) included in this Proxy Statement. Based on such review and discussion, the HR Committee recommended to the Board that this CD&A be included in the Company’s Report on Form 10-K and this Proxy Statement for filing with the Securities and Exchange Commission.

Human Resources Committee Report Certification

The Human Resources Committee certifies that it has reviewed with senior risk officers the senior executive officer (“SEO”) incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage SEO’s to take unnecessary and excessive risks that threaten the value of the Company.

The Report and the Certification are submitted by the Human Resources Committee of the Board of Directors of Texas Capital Bancshares, Inc.

Frederick B. Hegi, Chairman
Lee Roy Mitchell
Steven P. Rosenberg
John C. Snyder

2008, 2007 and 2006 Summary Compensation Table

							Change in
							Pension
							Value and
						Non-Equity	Non-qualified
				Stock	Option	Incentive	Deferred	All Other
Name and Principal				Awards	Awards	Plan	Compensation	Compensation
Position	Year	Salary	Bonus	(A)	(A)	Compensation	Earnings	(B)	Total

Joseph M. Grant	2008	$377,500	$—	$138,911	$(18,307)	$156,000	$—	$24,180	$678,284
Director and former	2007	355,625	—	91,613	32,468	253,000	—	25,067	757,773
Chairman and CEO Texas	2006	340,000	—	75,683	66,598	213,500	—	16,598	712,379
Capital Bancshares
George F. Jones, Jr.	2008	378,487	—	188,631	(25,300)	175,000	—	25,693	742,511
CEO and President of	2007	303,333	—	175,117	13,009	218,000	—	22,978	732,437
Texas Capital Bancshares;	2006	295,000	—	75,136	42,110	187,250	—	20,798	620,294
CEO of Texas Capital Bank
Peter B. Bartholow	2008	306,250	—	164,843	(20,601)	146,000	—	10,941	607,433
Chief Financial Officer	2007	276,250	—	166,531	10,955	196,000	—	12,045	661,781
	2006	270,000	—	79,209	59,857	172,750	—	8,300	590,116
C. Keith Cargill	2008	282,000	—	148,003	(17,026)	145,000	—	18,125	576,102
President, Chief Lending	2007	243,542	—	137,192	8,914	189,000	—	16,755	595,403
Officer and Chief	2006	235,000	—	48,184	28,588	144,500	—	14,676	470,948
Operating Officer of Texas Capital Bank

(A)	The amounts in these columns reflect the dollar amount expensed for financial statement reporting purposes for the fiscal year ended December 31, 2008, 2007 and 2006, in accordance with FAS 123R of awards pursuant to the 2005 Plan and 1999 Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 10 of the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on or around February 19, 2009. Stock awards are comprised of restricted stock units (RSUs). Option awards are comprised of stock options, stock appreciation rights (SARs) and performance stock appreciation rights (PSARs). Meeting the performance targets required for PSAR vesting is no longer possible and the PSAR’s were forfeited; therefore in 2008, the related FAS 123R expense was reversed. In reporting the expense related to RSU’s for Jones, Bartholow, and Cargill, the amount reported above does not represent the FAS 123R expense that was recorded for GAAP purposes. Guidelines for the SCT require that any estimated forfeitures related to service-based vesting conditions be disregarded. Thus, the amounts in the table above exceed the FAS 123R expense recorded by the Company during 2008.

(B)	See additional description in 2008 All Other Compensation Table below.

2008 All Other Compensation Table

					Company
		Perquisites			Contributions		Change
		and Other			to Retirement	Severance	in Control
		Personal	Tax	Insurance	and 401(k)	Payments /	Payments /
Name	Year	Benefits(A)	Reimbursements	Premiums	Plans	Accruals	Accruals	Total

Joseph M. Grant	2008	$17,853	$—	$1,827	$4,500	$—	$—	$24,180
George F. Jones, Jr.	2008	19,673	—	1,520	4,500	—	—	25,693
Peter B. Bartholow	2008	7,200	—	1,491	2,250	—	—	10,941
C. Keith Cargill	2008	12,696	—	929	4,500	—	—	18,125

(A)	Perquisites include a car allowance of $7,200 for each of the executives as well as the following club dues: Joseph M. Grant $10,653; George Jones $12,473, C. Keith Cargill $5,496.

2008 Grants of Plan Based Awards Table

All Other
								All Other	Option Awards:
								Stock Awards:	Number of	Exercise or	Grant Date Fair
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Securities	Base Price	Value of Stock
	Grant	Non-equity Incentive Plan Awards			Equity Incentive Plan Awards			Shares of Stock	Underlying	of Option	and Option
	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards

Joseph M. Grant
George F. Jones, Jr.
Peter B. Bartholow
C. Keith Cargill

There were no new grants during 2008.

2008 Outstanding Equity Awards at Fiscal Year-end Table

	Option Awards					Stock Awards
			Equity Incentive						Equity Incentive
			Plan Awards:				Market		Plan Awards:
	Number of	Number of	Number of			Number of	Value of	Equity Incentive Plan	Market or Payout
	Securities	Securities	Securities			Shares or	Shares or	Awards: Number of	Value of
	Underlying	Underlying	Underlying			Units of	Units of	Shares, Units	Unearned Shares,
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock	or Other Rights	Units or Other
	Options (#) (A)	Options (#)	Unearned	Exercise	Expiration	Have Not	That Have	That Have Not Vested	Rights That Have
Name	Exercisable	Unexercisable	Options (B)	Price	Date	Vested	Not Vested	(C)	Not Vested (D)

Joseph M. Grant	—	—	16,773	$22.65	04/24/2016	—	$—	2,289	$30,581
								18,750	250,500
George F. Jones, Jr.	—	—	5,137	22.65	04/24/2016	—	—	3,505	46,827
						—	—	50,000	668,000
Peter B. Bartholow	—	—	4,388	22.65	04/24/2016	—	—	2,994	40,000
	50,000			8.25	07/09/2013	—	—	40,000	534,400
C. Keith Cargill	—	—	3,547	22.65	04/24/2016	—	—	2,420	32,331
						—	—	40,000	534,400

(A)	Represents stock options awarded under the 1999 Omnibus Plan that are exercisable.

(B)	Represents award of stock appreciation rights on 4/24/2006 under the 2005 Plan which vest equally over a five year period.

(C)	The first line represents award of restricted stock units on 4/24/2006 under the 2005 Plan which vest equally over a five year period. The second line represents award of restricted stock units on 1/31/2007 under the 2005 Plan which cliff vest at the end of six years, or earlier if certain price targets are met, with the exception of Mr. Grant’s award, which will vest equally over a four year period.

(D)	Uses 12/31/08 ending market price of $13.36.

2008 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise (A)	Acquired on Vesting (B)	Vesting (C)

Joseph M. Grant	—	$—	763	$13,688
George F. Jones, Jr.	50,000	516,531	1,168	20,954
Peter B. Bartholow	—	—	998	17,904
C. Keith Cargill	28,700	271,981	807	14,478

(A)	The value realized is equal to the amount that is taxable to the executive, which was the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(B)	The shares included in the table represent table shares vested; shares issued to executives net of taxes were 763, 859, 783, and 593 to Messrs. Grant, Jones, Bartholow, and Cargill, respectively.

(C)	The value realized by the named executive officer upon the vesting of stock or the transfer of such instruments for value is the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock or units by the market value of the underlying shares on the vesting date and is equal to the amount that is taxable to the executive.

2008 Pension Benefits

The table disclosing the actuarial present value of each executive’s accumulated benefit under defined benefit plans, the number of years of credited service under each plan, and the amount of pension benefits paid to each Senior Executive during the year is omitted because the Company does not have a defined benefit plan for Senior Executives. The only retirement plan available to Senior Executives in 2008 was the Company’s qualified 401(k) savings and retirement plan, which is available to all employees.

2008 Non-qualified Deferred Compensation

The table disclosing contributions to non-qualified and other deferred compensation plans, each executive’s withdrawals, earnings and fiscal year balances in those plans is omitted because, in 2008 the Company had no non-qualified deferred compensation plans or benefits for executive officers or other employees of the Company.

2008 Potential Payments Upon Termination or Change in Control Table

The following table summarizes the estimated payments to be made under each executive’s contract, described more completely in the Employment Agreements section in the Compensation Discussion and Analysis starting on page 15. For the purposes of the quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on December 31, 2008 and that the price per share of our common stock is the closing market price as of that date, $13.36.

				Change in Control:
			Termination	Involuntary or For
			Without Cause	Good Reason
	Voluntary	Termination	or For Good	Termination
Name	Termination	for Cause	Reason (E)	(A) (B) (C)	Death	Disability

Joseph M. Grant
Severance	$—	$—	$471,041	$1,121,041	$—	$—
Death/disability	—	—	—	—	471,041	471,041
Accelerated vesting of long-term incentives	—	—	—	281,081	—	—
Other benefits(D)	—	—	24,483	48,966	—	24,483
George F. Jones, Jr.
Severance	—	—	574,987	1,606,856	—	—
Death/disability	—	—	—	—	—	202,500
Accelerated vesting of long-term incentives	—	—	—	357,413	—	—
Other benefits(D)	—	—	31,433	62,867	—	31,433
Peter B. Bartholow
Severance	—	—	477,250	1,155,625	—	—
Death/disability	—	—	—	—	—	162,500
Accelerated vesting of long-term incentives	—	—	—	287,200	—	—
Other benefits(D)	—	—	21,496	42,992	—	21,496
C. Keith Cargill
Severance	—	—	449,000	1,074,428	—	—
Death/disability	—	—	—	—	—	150,000
Accelerated vesting of long-term incentives	—	—	—	283,366	—	—
Other benefits(D)	—	—	21,933	43,867	—	21,933

(A)	Assumes 50% vesting of RSUs except for Mr. Grant who will receive 100% vesting. SARs are not included in the accelerated vesting for Long Term Incentives as the exercise price is greater than the 12/31/08 stock price of $13.36.

(B)	All stock options are vested therefore a change in control is not a triggering event.

(C)	Severance is equal to 2.5 times average salary plus average incentive compensation paid during the prior two-year period for Mr. Bartholow and Mr. Cargill, and 2.99 times for Mr. Jones. Mr. Grant will receive a lump sum bonus of $650,000, his remaining contract salary and contract fees and 100% vesting of outstanding RSUs. Severance will be paid in a lump sum within thirty days of the Executive’s termination.

(D)	Other benefits include the following insurance: medical, dental, vision, life, accidental death and disability, short-term disability, long-term disability and supplemental long-term disability. Cost includes both employer and employee coverage.

(E)	Severance includes twelve months salary and an amount equal to the average incentive compensation paid during the prior two-year period. Mr. Grant will receive the remaining amounts due under his contract which include salary and consulting fees.

2008 Director Compensation Table

The following table contains information pertaining to the compensation of the Company’s board of directors for the 2008 fiscal year. On May 19, 2008, each director was granted 3,000 stock appreciation rights and 1,000 restricted stock units. The SAR grant date fair value is $6.25 and the RSUs grant date value is $18.67. Both will vest equally over five years. At December 31, 2008, each continuing director had 7,000 SARs and 1,700 RSUs outstanding from prior grants. Mr. Helm has an additional 1,500 RSUs outstanding. All directors, other than Mr. Helm, also have 20,000 vested stock options.

					Change
					in Pension
					Value and
					Nonqualified
	Fees Earned	Stock	Option	Non-Equity	Deferred
	Or Paid	Awards	Awards	Incentive Plan	Compensation	All Other
Name	In Cash	(B)	(B)	Compensation	Earnings	Compensation	Total

Frederick B. Hegi, Jr.	$44,500	$7,036	$8,704	$—	$—	$—	$60,240
Leo Corrigan III(C)	16,000	1,894	2,585	—	—	—	20,479
Larry L. Helm	21,500	40,741	8,704	—	—	—	70,945
J. R. Holland, Jr.(A)	56,500	7,036	8,704	—	—	—	72,240
W. W. McAllister III	39,000	7,036	8,704	—	—	—	54,740
Lee Roy Mitchell	22,500	7,036	8,704	—	—	—	38,240
Steven P. Rosenberg	48,000	7,036	8,704	—	—	—	63,740
John C. Snyder	27,750	7,036	8,704	—	—	—	43,490
Robert W. Stallings	45,750	7,036	8,704	—	—	—	61,490
Ian J. Turpin	27,750	7,036	8,704	—	—	—	43,490

(A)	2007 RSU and SAR grants are in the name of Hunt Capital Group, LLC., of which Mr. Holland is President and Chief Executive Officer.. 2008 RSU and SAR grants and fees were paid in the name of Lamar Hunt Trust Estate.

(B)	The amounts in these columns reflect the dollar amount expensed for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with FAS 123R of awards pursuant to the 2005 Plan. Assumptions used in the calculation of these amounts are included in footnote 10 of the Company’s audited financial statements for the fiscal year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on or around February 19, 2009. Stock awards are comprised of restricted stock units (RSUs). Option awards are comprised of stock options and stock appreciation rights (SARs).

(C)	Mr. Corrigan resigned as a Director effective May 19, 2008.

Non-director Management Biography

Set forth below is the biography of the President of the Company’s subsidiary, Texas Capital Bank, who is not a member of the Company’s board of directors or an officer of Texas Capital Bancshares, as of the date of this Proxy Statement.

C. Keith Cargill (56) has served as President and Chief Operating Officer of the Bank since October 2008 and Chief Lending Officer of the Bank since its inception in December 1998.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the executive officers of the Company or the Bank serves on the Human Resources Committee of the board of directors of the Company or any Human Resources Committee or Compensation Committee of any other company.

INDEBTEDNESS OF MANAGEMENT AND TRANSACTIONS WITH CERTAIN RELATED PERSONS

In the ordinary course of business, the Bank has made loans, and may continue to make loans in the future, to the Bank’s and the Company’s officers, directors and employees. The Bank makes all loans to executive officers and directors in the ordinary course of business, on substantially the same terms as those with other customers.

In June 2003, the Company committed to invest up to $500,000 in Blue Sage Investments, LP, a limited partnership approved as a Small Business Investment Company by the U.S. Small Business Administration and has invested approximately $350,000 as of December 31, 2008. Blue Sage Investments may be considered to be an affiliate of Ian J. Turpin, a member of the Company’s board of directors.

In June 2003, the Company relocated its Austin office to a building owned by a company that may be considered to be an affiliate of Ian J. Turpin, a member of the Company’s board of directors. The lease and related expenses are approximately $333,000 annually.

The Company has entered into indemnification agreements with each of its directors and officers, which may be broader than the specific indemnification provisions contained in its certificate of incorporation, bylaws or under Delaware law. These indemnification agreements may require the Company, among other things, to indemnify its officers and directors against liabilities that may arise by reason of their status or service as directors or officers. These indemnification agreements also may require the Company to advance any expenses incurred by the Company’s directors or officers as a result of any proceeding against them as to which they could be indemnified. As of the date of this filing, there is no pending litigation or proceeding involving any of the Company’s directors, officers, employees or agents in which indemnification by it is sought, nor is the Company aware of any threatened litigation or proceeding that may result in a claim for indemnification. The Company has purchased a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment in certain circumstances.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of its equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. During 2008, based solely on the Company’s review of these reports, it believes that the Company’s Section 16(a) reports were filed timely by its executive officers and directors, except that Julie Anderson inadvertently filed one Form 3 and one Form 4 late.

EQUITY COMPENSATION PLAN INFORMATION

	Number of
	Securities To Be		Number of
	Issued Upon	Weighted Average	Securities
	Exercise of	Exercise Price of	Remaining Available
	Outstanding	Outstanding	for Future Issuance
	Options, Warrants	Options, Warrants	Under Equity
Plan Category	and Rights	and Rights	Compensation Plans

Equity compensation plans approved by security holders	2,364,491	$13.67	513,654
Equity compensation plans not approved by security holders(1)	84,274	6.80	—

Total	2,448,765	$13.44	513,654

(1)	Refers to deferred compensation agreement.

AUDITOR FEES AND SERVICES

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions.

Fees for professional services provided by the Company’s independent registered public accounting firms in each of the last two fiscal years, in each of the following categories are (in thousands):

	2008	2007

Audit fees	$733	$636
Audit-related fees	14	8
Tax fees	343	188

	$1,090	$832

Fees for audit services include fees associated with the audit of the Company’s annual consolidated financial statements, the reviews of the consolidated financial statements included in the Company’s Forms 10-Q, accounting consultations and management’s assertions regarding effective internal controls in compliance with the requirements of Section 404 of the Sarbanes Oxley Act and Federal Deposit Insurance Corporation Improvement Act. Tax fees included various federal, state and local tax services.

Pre-approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related and tax services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any decisions to the Audit Committee at its next scheduled meeting.

ADDITIONAL INFORMATION

Stockholder Nominees for Director

Stockholders may submit nominees for director in accordance with the Company’s bylaws. Nominations for director for the 2010 annual meeting of stockholders must be delivered no later than 180 days, or November 20, 2009, nor more than 270 days, or August 22, 2009 prior to the 2010 annual meeting of stockholders. Nominations should be directed to: Texas Capital Bancshares, Inc., 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201, Attn: Secretary.

Stockholder Proposals for 2010

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Company’s annual meeting of stockholders in 2010 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Company at the following address: Texas Capital Bancshares, Inc., 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201, Attn: Secretary, no later than December 31, 2009.

Advance Notice Procedures

Under the Company’s bylaws, no business may be brought before an annual meeting unless it is brought before the meeting by or at the direction of the Board or by a stockholder who has delivered timely notice to the Company. Such notice must contain certain information specified in the bylaws and be delivered no later than 180 days, or November 20, 2009, nor more than 270 days, or August 22, 2009, prior to the meeting to the following address: Texas Capital Bancshares, Inc., 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201, Attn: Secretary. These requirements are separate from the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

Annual Report

A copy of the Company’s 2008 Annual Report to Stockholders is available on the Internet as set forth in the Notice of Internet Availability of Proxy Materials. This report is not part of the proxy solicitation materials.

Upon written request, the Company will furnish to any stockholder without charge a copy of its annual report on Form 10-K for the year ended December 31, 2008 pursuant to the instructions set forth in the Notice of Internet Availability of Proxy Materials.

TEXAS CAPITAL BANCSHARES

ANNUAL MEETING OF TEXAS CAPITAL BANCSHARES, INC.

1: Election of Directors

Vote For All Nominees	Withhold Vote From All Nominees	*Vote For All Except
☐	☐	☐

For	Against	Abstain
☐	☐	☐

PROPOSAL(S)

1: Election of Directors
Nominees:
01 George F. Jones, Jr.
02 Peter B. Bartholow
03 Joseph M. (Jody) Grant
04 Frederick B. Hegi, Jr.
05 Larry L. Helm
06 James R. Holland, Jr.
07 W. W. McAllister III
08 Lee Roy Mitchell
09 Steven P. Rosenberg
10 Robert W. Stallings
11 Ian J. Turpin

____________________ Please Sign Here ____________________ Please Date Above

____________________ Please Sign Here ____________________ Please Date Above

TEXAS CAPITAL BANCSHARES

Annual Meeting of Texas Capital Bancshares, Inc.
to be held Tuesday, May 19, 2009
For Holders as of March 31, 2009

INTERNET

Go To
www.proxypush.com/tcbi
- Cast your vote online.
- View Meeting Documents.

OR

TELEPHONE

866-390-5385
- Use any touch-tone telephone.
- **Have your Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL

- Mark, sign and date your Voting Instruction Form.
- Detach your Voting Instruction Form.
- Return your Voting Instruction Form in the postage-paid envelope provided.

PROXY TABULATOR FOR
TEXAS CAPITAL BANCSHARES
P.O. Box 8016
Cary, NC 27512-9903

EVENT #

CLIENT #

OFFICE #

ANNUAL MEETING OF TEXAS CAPITAL BANCSHARES, INC. Date: Tuesday, May 19, 2009 Annual Meeting of Texas Capital Bancshares, Inc. Time: 10:00 a.m. (Central Daylight Time) Place: 2000 McKinney Avenue 7th Floor, Dallas, Texas 75201 to be held Tuesday, May 19, 2009 See Voting Instruction on Reverse Side. For Holders as of March 31, 2009 Please make your marks like this: Use dark black pencil or pen only Board of Directors Recommends a Vote FOR proposal 1 and proposal 2. . provided INTERNET TELEPHONE 1: Election of Directors Vote For Withhold Vote *Vote For Go To 866-390-5385 All Nominees From All Nominees All Except www.proxypush.com/tcbi envelope UCast your vote online. OR UUse any touch-tone telephone. UView Meeting Documents. UHave your Voting Instruction Form ready. UFollow the simple recorded instructions. *INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Exception” box and write MAIL the number(s) in the space provided to the right. in the portion UMark, sign and date your Voting Instruction Form. 2: Approval, on an advisory basis, of the compensation of the Company’s OR UDetach your Voting Instruction Form. executives. UReturn your Voting Instruction Form in the For Against Abstain postage-paid envelope provided. All votes must be received by 5:00 P.M., May 18, 2009 and return just this (Eastern Daylight Time). PROPOSAL(S) perforation 1: Election of Directors Nominees: 01 George F. Jones, Jr. 07 W. W. McAllister III 02 Peter B. Bartholow 08 Lee Roy Mitchell 03 Joseph M. (Jody) Grant 09 Steven P. Rosenberg 04 Frederick B. Hegi, Jr. 10 Robert W. Stallings 05 Larry L. Helm 11 Ian J. Turpin at the 06 James R. Holland, Jr. carefully 2: Approval, on an advisory basis, of the compensation of the Company’s executives. PROXY TABULATOR FOR separate 3: In their discretion, the proxies may vote on any other matters as may properly come before the meeting or any adjournment(s) thereof. P.O. Box 8016 Please Cary, NC 27512-9903 EVENT # To attend the meeting and vote your shares in person, please mark this box. Authorized Signatures — This section must be CLIENT # completed for your Instructions to be executed. OFFICE # Please Sign Here Please Date Above Please Sign Here Please Date Above

Revocable Proxy — Texas Capital Bancshares, Inc. Annual Meeting of Shareholders May 19, 2009, 10:00 a.m. (Central Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned appoints George F. Jones, Jr. and Peter B. Bartholow, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Texas Capital Bancshares, Inc. that the undersigned is entitled to vote at the Annual 4LL[PUN_VM_:OHYLOVSKLYZ_VU_;\LZKH`___4H`___Capital Bank, National Association at 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201, and any and all adjournments thereof, as set forth below. ;OPZ_WYV_ [OL_WYV_`_^PSS_IL_]V[LK_-69_[OL_UVTPULLZ_MVY_KPYLJ[VYZ_ZWLJPALK_PU_0[LT___HUK___(CONTINUED AND TO BE SIGNED ON REVERSE SIDE) Please separate carefully at the perforation and return just this portion in the envelope provided . -